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                                  EXHIBIT (11)


                       Elcor Corporation and Subsidiaries
          Computation of Income Per Common and Common Equivalent Share


(In thousands, except per share amounts)

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1.  Three Months Ended December 31, 1994                                        Three Months Ended
    and December 31, 1993                                                ----------------------------------
                                                                         12-31-94                  12-31-93
                                                                         --------                  --------
           Net Income                                                    $  1,167                  $   2,338
                                                                         ========                  =========
    Shares:
      Weighted average common shares
      outstanding                                                           8,787                      8,699

    Adjustments:

    (a)      Assumed issuance of shares purchased
             under incentive stock option plan using
             the treasury stock method                                         62                        200
                                                                          -------                    -------
    Total Common and Common Equivalent Shares                               8,849                      8,899
                                                                          =======                    =======
    Income per Common and Common Equivalent Share                         $   .13                    $   .26
                                                                          =======                    =======


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2.  Six Months Ended December 31, 1994                                            Six Months Ended
    and December 31, 1993                                                 ----------------------------------
                                                                          12-31-94                  12-31-93
                                                                          --------                  --------
           Net Income                                                     $ 4,323                    $ 7,078
                                                                          =======                    =======

    Shares:
     Total Common and Common Equivalent Shares

            Three months ended 9/30/94 and 9/30/93                          8,925                      8,932
            Three months ended 12/31/94 and 12/31/93                        8,849                      8,899
                                                                          -------                    -------
            Average Six Months ended 12/31/94 and 12/31/93                  8,887                      8,916
                                                                          =======                    =======
    Income per Common and Common Equivalent Share                         $   .49                    $   .79
                                                                          =======                    =======

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